Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Blackline Inc., and that this agreement may be included as an exhibit to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of March 12, 2026.

Fivespan Partners, LP

By:	/s/ Carly Pollock
Name:	Carly Pollock
Title:	Chief Operating Officer, Chief Financial Officer and Chief Compliance Officer

Dylan Haggart

By:	/s/ Dylan Haggart
Name:	Dylan Haggart